INDEPENDENT ACCOUNTANT'S REPORT






Board of Directors
Nittany Financial Corp.

We have reviewed the accompanying consolidated balance sheet of Nittany Financial Corp. and subsidiaries as of March 31, 2002, and the related consolidated statements of income for the three month period ended March 31, 2002 and 2001, the consolidated statement of cash flows for the three month period ended March 31, 2002 and 2001, and the consolidated statement of changes in stockholders' equity for the three month period ended March 31, 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical and procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated February 8, 2002 we expressed an unqualified opinion on those consolidated financial statements


/s/ S.R. Snodgrass, A.C.

Wexford, PA
May 10, 2002